UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2008
XENOPORT, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-51329 (Commission File No.)	94-3330837 (IRS Employer Identification No.)
3410 Central Expressway
Santa Clara, California 95051
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (408) 616-7200
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01 Entry into a Material Definitive Agreement
Signatures

Section 1 – Registrant’s Business and Operations
Item. 1.01 Entry into a Material Definitive Agreement.
David A. Stamler, M.D., was appointed as Senior Vice President, Chief Medical Officer for XenoPort, Inc. (the “Company”), effective as of July 14, 2008. Pursuant to the terms of his offer letter, Dr. Stamler’s annual starting base salary will be $350,000 and he is entitled to receive a sign-on bonus of $50,000. In addition, Dr. Stamler is eligible to earn an annual performance bonus under the XenoPort, Inc. Corporate Bonus Plan, which for 2008 is set at 30% of base salary. The offer letter also provides that Dr. Stamler is entitled to: (i) approximately $175,000 in relocation assistance; (ii) reimbursement for the cost of reasonable temporary housing in the Bay Area and travel expenses until March 31, 2009, or the earlier sale or rental of his current residence; and (iii) additional housing assistance not to exceed $250,000 in connection with the purchase of a home in the Bay Area by Dr. Stamler. If Dr. Stamler voluntarily terminates his employment prior to July 14, 2009, he will return 100% of the sign-on bonus, relocation assistance and housing assistance payments to the Company. If Dr. Stamler voluntarily terminates his employment after July 14, 2009 but prior to July 14, 2010, he will return 50% of the payments or reimbursements received related to the relocation and housing assistance.
Dr. Stamler’s employment is at-will, and either the Company or Dr. Stamler may terminate his employment at any time for any reason. Pursuant to the terms of the offer letter, subject to certain conditions, if Dr. Stamler’s employment is terminated by the Company without cause prior to July 14, 2010, then Dr. Stamler would be entitled to receive continued payment of his base salary and reimbursement for continued healthcare coverage for up to 12 months.
On July 14, 2008, Dr. Stamler was granted: (i) incentive stock options to purchase 10,112 shares of the Company’s common stock under the terms of the XenoPort, Inc. 2005 Equity Incentive Plan; (ii) a new employee inducement stock award consisting of nonqualified stock options to purchase 139,888 shares of the Company’s common stock; and (iii) a new employee inducement stock award consisting of restricted stock units for 10,000 shares of the Company’s common stock. The stock options have a per share exercise price of $39.55, the closing trading price of the Company’s common stock on the Nasdaq Global Market on July 14, 2008.  The stock options have a ten-year term and vest over four years, with 25% cliff vesting on the first anniversary of the July 14, 2008 grant date, and 1/48th of the shares subject to the options vesting monthly thereafter. The restricted stock units shall vest in four equal annual installments on each anniversary of the August 1, 2008 grant date. The inducement stock awards were granted outside of the Company’s 2005 Equity Incentive Plan, approved by the independent members of the Company’s board of directors and granted as an inducement material to Dr. Stamler’s employment with the Company in accordance with Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).
On July 14, 2008, the Company also entered into a change of control agreement with Dr. Stamler. Pursuant to the terms of the change of control agreement, if Dr. Stamler’s employment is terminated without cause or terminated by Dr. Stamler for good reason within the 12 months following a change of control of the company, then Dr. Stamler shall be entitled to: (i) acceleration of vesting of all outstanding unvested options to purchase common stock and restricted stock units; (ii) continued payment of his base salary for 12 months; (iii) reimbursement for 12 months of continued healthcare coverage; and (iv) continued housing assistance payments pursuant to the terms of his offer letter, if such assistance was being provided at the time of the change of control event. In addition, if any benefits that Dr. Stamler is entitled to receive under his change of control agreement constitute parachute payments under Section 280G of the Internal Revenue Code of 1986 and are subject to the related excise tax, then the benefits will be reduced so that they are not subject to the excise tax; provided, however, that such reduction will occur only if it does not result in a 10% or greater reduction in the amount of benefits for Dr. Stamler. If such reduction would result in a 10% or greater reduction in the amount of benefits for Dr. Stamler, then the benefits will not be reduced and he will receive an additional tax gross-up payment with respect to federal and state excise tax obligations; provided, however, that such gross-up payment will not exceed $3,000,000.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XenoPort, Inc.
(Registrant)

Dated: July 18, 2008	By:	/s/ William G. Harris

William G. Harris
Senior Vice President of Finance and Chief Financial Officer